Exhibit 99.1

Viking Therapeutics Reports Fourth Quarter and Year-End 2023 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

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Results for Phase 2 VENTURE Trial of GLP-1/GIP Agonist VK2735 in Obesity Expected in 1Q24

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Histology Results for Phase 2b VOYAGE Study Evaluating VK2809 for the Treatment of NASH and Fibrosis Expected in 1H24

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Results for Phase 1 Trial of Oral VK2735 Expected in 1Q24

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Strong Year-End Cash Position of $362 Million

SAN DIEGO, February 7, 2024 -- Viking Therapeutics, Inc. ("Viking") (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the fourth quarter and year ended December 31, 2023, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter Ended December 31, 2023, and Other Recent Events:

“2023 was an event-filled year for Viking, with the company achieving significant progress with each of our four clinical programs,” stated Brian Lian, Ph.D., chief executive officer of Viking. “In the first quarter, we reported results from the first Phase 1 trial of VK2735, our newest clinical program, for the treatment of obesity. This study demonstrated early signals of efficacy, as well as promising safety and tolerability. Last fall, we initiated the VENTURE Phase 2 trial to evaluate VK2735’s longer term clinical benefits, and completed enrollment in an upsized trial more rapidly than expected. In 2023 we also initiated a complementary Phase 1 clinical trial evaluating a novel oral formulation of VK2735, which we believe may expand the market opportunity for this therapeutic. We expect to report topline results from both the VENTURE Phase 2 study and the Phase 1 trial of oral VK2735 in the first quarter of 2024. An additional highlight for 2023 was the announcement of positive topline results from our Phase 2b VOYAGE study of VK2809 in patients with biopsy-confirmed non-alcoholic steatohepatitis with fibrosis. This study affirmed VK2809’s best-in-class profile, demonstrating statistically significant liver-fat reduction, unique lipid-lowering properties, and favorable safety and tolerability profile. We look forward to reporting the 52-week biopsy data from this study in the first half of 2024. Importantly, we completed 2023 with a strong cash position that will support our objectives for 2024 and beyond. We look forward to an exciting year ahead and thank our shareholders and partners, as well as the investigators and patients participating in our clinical programs, for their continued support.”

Pipeline and Recent Corporate Highlights

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Results for Phase 2 VENTURE Trial of GLP-1/GIP Agonist VK2735 in Obesity Expected in 1Q24. VK2735 is a wholly owned dual agonist of the glucagon like peptide-1, or GLP-1 receptor, and the glucose dependent insulinotropic polypeptide, or GIP receptor, for the potential treatment of various metabolic disorders such as obesity, non-alcoholic steatohepatitis (NASH), and certain rare disorders.

During the first quarter of 2023, Viking announced positive results from a Phase 1 single ascending dose (SAD) and multiple ascending dose (MAD) clinical trial of VK2735 following 28 days of weekly dosing in healthy volunteers. In the MAD portion of the study, VK2735 demonstrated encouraging safety and tolerability, and positive signs of clinical activity. All cohorts receiving VK2735 experienced reductions in mean body weight from baseline, ranging up to 7.8%. Cohorts receiving VK2735 also demonstrated reductions in mean body weight relative to placebo, ranging up to 6.0%. Statistically significant differences compared to placebo were maintained or improved at the Day 43 follow-up time point, 21 days after the last dose of VK2735 was administered. VK2735 also demonstrated encouraging safety and tolerability following repeated dosing. The majority of observed adverse events (98%) were reported as mild or moderate, and the majority of gastrointestinal-related adverse events (99%) were also reported as mild or moderate.

This study also demonstrated VK2735’s encouraging impact on liver fat and plasma lipids. Specifically, after four weekly subcutaneous doses of VK2735, subjects in the Phase 1 trial reported liver fat reductions of up to 47% from baseline. Among subjects with non-alcoholic fatty liver disease, placebo-adjusted reductions in liver fat reached approximately 59%. Though the sample size was limited, these results indicate VK2735’s potential benefit in patients with various forms of fatty liver disease. With respect to plasma lipids, treatment with VK2735 produced encouraging reductions from baseline in total cholesterol of up to 21%, and reductions in LDL-cholesterol of up to 23%. In addition, plasma levels of apolipoprotein B were reduced by up to 21%. These findings are particularly interesting in light of the fact that these healthy volunteers began the study with normal baseline lipid levels. The results from this trial were featured in an oral presentation at ObesityWeek® in October 2023.

During the third quarter of 2023, Viking initiated the Phase 2 VENTURE trial, evaluating VK2735 in patients with obesity. The VENTURE trial is a randomized, double-blind, placebo-controlled multicenter study to evaluate the safety, tolerability, pharmacokinetics, and weight loss efficacy of VK2735, administered subcutaneously, once weekly for 13 weeks. The trial was designed to enroll adults who are obese (BMI ≥30 kg/m2) or adults who are overweight (BMI ≥27 kg/m2) with at least one weight-related comorbid condition. Due to heightened clinician and patient interest, the trial size was increased to 176 patients, compared with the original target of 125 patients. The primary endpoint of the study will assess the percent change in body weight from baseline to Week 13 among patients treated with VK2735 as compared with placebo, with secondary and exploratory endpoints evaluating a range of additional safety and efficacy measures. The doses being evaluated range from 2.5 mg to 15 mg, compared to the 10 mg top dose evaluated in the prior Phase 1 MAD study.

The company completed enrollment in VENTURE in 4Q23 and expects to report topline results from this study in 1Q24.

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Results for Phase 1 Trial of Oral VK2735 Expected in 1Q24. Concurrent with the 1Q23 announcement of results from the Phase 1 trial of the injectable formulation of VK2735, Viking announced the initiation of a Phase 1 clinical study to evaluate a novel oral formulation of VK2735. Viking believes the potential to provide both subcutaneous and oral dosage forms may represent an important option for patients, and may significantly expand the market opportunity for VK2735.

This study is an extension of the SAD/MAD Phase 1 trial described above, and is a randomized, double-blind, placebo-controlled trial in healthy adults with a minimum BMI of 30 kg/m2. The primary objective of the study is to evaluate the safety and tolerability of VK2735 administered as an oral tablet once daily for 28 days. The secondary objective is to evaluate the pharmacokinetics of orally administered VK2735 in healthy subjects. Exploratory pharmacodynamic measures include assessments of changes in body weight and other metrics.

The company expects to report the initial data from the oral formulation Phase 1 study in 1Q24.

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Histology Results for Phase 2b VOYAGE Study Evaluating VK2809 for the Treatment of NASH and Fibrosis Expected in 1H24. VK2809 is an orally available, small molecule agonist of the thyroid hormone receptor that is selective for liver tissue as well as the beta isoform of the receptor. Viking is currently evaluating VK2809 in the Phase 2b VOYAGE study, in patients with biopsy-confirmed NASH and fibrosis. The VOYAGE study is a randomized, double-blind, placebo-controlled, multicenter, international trial designed to assess the efficacy, safety and tolerability of VK2809 in patients with biopsy-confirmed NASH and fibrosis. Enrollment included patients with at least 8% liver fat content as measured by magnetic resonance imaging, proton density fat fraction (MRI-PDFF), as well as F2 and F3 fibrosis. The study also allowed for up to 25% of enrolled patients to have F1 fibrosis, provided that they possess at least one additional risk factor, such as diabetes, obesity or hypertension. The primary endpoint of the study evaluated the change in liver fat content from baseline to Week 12 in patients treated with VK2809 as compared to patients receiving placebo. Secondary objectives include the evaluation of histologic changes assessed by hepatic biopsy after 52 weeks of treatment.

During the second quarter of 2023, Viking announced positive topline results from the VOYAGE study. The trial successfully achieved its primary endpoint, with patients receiving VK2809 experiencing statistically significant reductions in liver fat content from baseline to Week 12 as compared with placebo. The median relative change from baseline in liver fat as assessed by MRI-PDFF ranged from 38% to 55% for patients receiving VK2809. Importantly, up to 85% of patients receiving VK2809 experienced at least a 30% relative reduction in liver fat content (p<0.0001), a level of reduction that is associated with greater likelihood of histologic improvement in NASH. Additionally, VK2809-treated patients demonstrated statistically significant reductions in LDL-cholesterol, triglycerides, and atherogenic lipoproteins, all of which have been correlated with cardiovascular risk. These results support prior data demonstrating that

VK2809 may offer a cardio-protective benefit through its robust reduction in plasma lipids.

The results for the primary endpoint of the VOYAGE Phase 2b study were highlighted in a November presentation at the annual meeting of the American Association for the Study of Liver Diseases (AASLD). A key takeaway from the presentation was the finding that treatment with VK2809 led to robust and comparable liver fat reductions among patients with or without type 2 diabetes, as well as in patients with either F2 or F3 fibrosis. Specifically, among patients with type 2 diabetes, reductions from baseline in liver fat were reported for all VK2809 cohorts, ranging from 36% to 54% at Week 12. This effect size was comparable to that reported for patients without type 2 diabetes. Among non-diabetics, reductions in liver fat from baseline ranged from 19% to 51%. These data suggest that activation of the thyroid hormone beta receptor remains effective at reducing liver fat in the presence of an important metabolic comorbidity commonly observed in patients with NASH. Consistent efficacy was also observed in patients with F2 or F3 fibrosis. Thus, it appears that neither the presence of type 2 diabetes nor the presence of F2 or F3 fibrosis meaningfully impacts VK2809's efficacy at reducing liver fat. As steatosis and lipotoxicity are believed to be underlying drivers in NASH, these data suggest benefits across important disease subgroups.

The topline VOYAGE data also confirmed previously reported results demonstrating VK2809’s encouraging safety and tolerability profile. After 12 weeks, 94% of treatment related adverse events among patients receiving VK2809 were reported as mild or moderate. In particular, as observed in prior studies, VK2809 demonstrated excellent GI tolerability, with rates of nausea, diarrhea, stool frequency, and vomiting similar among VK2809-treated patients compared to placebo.

The company expects to report data from the secondary and exploratory objectives of the VOYAGE study, including the evaluation of histologic changes assessed by hepatic biopsy after 52 weeks of treatment, in the first half of 2024.

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Results for Phase 1b Study of VK0214 in X-ALD Expected in 1H24. VK0214 is a novel, orally available thyroid hormone receptor beta agonist that is being evaluated as a potential treatment for X-linked adrenoleukodystrophy (X-ALD), a rare neurogenerative disease for which there are currently no pharmacologic treatment options.

Results from a prior Phase 1 study of VK0214 in healthy volunteers successfully achieved its primary and secondary endpoints demonstrating encouraging safety and tolerability, dose-dependent exposures, no evidence of accumulation, and a half-life consistent with once-daily dosing. No serious adverse events were observed and no differences were reported for GI side effects such as nausea or diarrhea among subjects treated with VK0214 compared with placebo.

Following completion of the Phase 1 study, Viking initiated a Phase 1b study of VK0214 in patients with the adrenomyeloneuropathy, or AMN, form of X-ALD, which is the most common form of the disorder. The Phase 1b trial is a randomized, double-blind, placebo-controlled multi-center study in adult male patients with AMN. The primary objectives of the study are to evaluate the safety and tolerability of VK0214 administered orally, once daily for 28 days. The study also includes an evaluation of the pharmacokinetics of VK0214 in AMN patients, as well as an exploratory assessment of changes in plasma levels of very long chain fatty acids.

The company expects to announce results from the Phase 1b study of VK0214 in adrenomyeloneuropathy in 1H24.

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Strong Year-End Cash Position of $362 Million. As of the end of the fourth quarter and year ended December 31, 2023, the company held approximately $362 million in cash, cash equivalents, and marketable securities. These funds will support the ongoing expansion of Viking’s development pipeline, allowing advancement of these programs through important clinical milestones.

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Upcoming Investor Events. Viking management will participate in the following upcoming investor event:

Oppenheimer 34th Annual Healthcare Life Sciences Conference

Virtual

February 13 – 14, 2024

Fourth Quarter and Full-Year 2023 Financial Highlights

Fourth Quarter Ended December 31, 2023 and 2022

Research and development expenses for the three months ended December 31, 2023, were $20.5 million compared to $16.2 million for the same period in 2022. The increase was primarily due to increased expenses related to clinical studies, pre-clinical studies, manufacturing for our drug candidates, stock-based compensation, salaries and benefits and third-party consultants.

General and administrative expenses for the three months ended December 31, 2023, were $8.8 million compared to $4.1 million for the same period in 2022. The increase was primarily due to increased expenses related to legal and patent services, stock-based compensation and third-party consultants, partially offset by decreased expenses related to salaries and benefits.

For the three months ended December 31, 2023, Viking reported a net loss of $24.6 million, or $0.25 per share, compared to a net loss of $19.6 million, or $0.26 per share, in the corresponding period in 2022. The increase in net loss for the three months ended December 31, 2023, was primarily due to the increase in research and development expenses and general and administrative expenses, noted previously, partially offset by increased interest income compared to the same period in 2022.

Year Ended December 31, 2023 and 2022

Research and development expenses for the year ended December 31, 2023, were $63.8 million compared to $54.2 million for the same period in 2022. The increase was primarily due to increased expenses related to pre-clinical studies, stock-based compensation, manufacturing for our drug candidates, salaries and benefits, and services provided by third-party consultants, partially offset by decreased expenses related to clinical studies.

General and administrative expenses for the year ended December 31, 2023, were $37.0 million compared to $16.1 million for the same period in 2022. The increase was primarily due to increased expenses related to legal and patent services, stock-based compensation, third-party consultants and salaries and benefits.

For the year ended December 31, 2023, Viking reported a net loss of $85.9 million, or $0.91 per share, compared to a net loss of $68.9 million, or $0.90 per share, in the corresponding period in 2022. The increase in net loss for the year ended December 31, 2023, was primarily due to the increase in research and development expenses and general and administrative expenses, noted previously, partially offset by increased interest income compared to the same period in 2022.

Balance Sheet as of December 31, 2023

At December 31, 2023, Viking held cash, cash equivalents and short-term investments of $362.1 million, compared to $155.5 million as of December 31, 2022.

Conference Call

Management will host a conference call to discuss Viking’s fourth quarter and full-year 2023 financial results today at 4:30 pm Eastern. To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until February 14, 2024, by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID #5763805. Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking’s website at http://ir.vikingtherapeutics.com/webcasts. An archive of the webcast will also be available on the Webcasts page of Viking’s website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders, with three compounds currently in clinical trials. Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives. The company's clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, which is currently being evaluated in a Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis. In a Phase 2a trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo. The company is also developing VK2735, a novel dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors for the potential treatment of various metabolic disorders. Data from a Phase 1 trial evaluating VK2735 (dosed subcutaneously) for metabolic disorders demonstrated an encouraging safety and tolerability profile as well as positive signs of clinical benefit. The company recently initiated a Phase 2 study to evaluate VK2735 in patients with obesity. The company also recently initiated a Phase 1 study to evaluate an oral formulation of VK2735. In the rare disease space, the company is developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD). VK0214 is currently being evaluated in a Phase 1b clinical trial in patients with the adrenomyeloneuropathy (AMN) form of X-ALD. The company holds exclusive worldwide rights to a portfolio of five therapeutic programs, including VK2809 and VK0214, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its clinical and preclinical development programs, anticipated timing for reporting clinical data and cash resources. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2735, VK0214, VK2809, and the company's other incretin receptor agonists; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

	Year Ended December 31,
	2023	2022
Revenues	$—	$—
Operating expenses:
Research and development	63,806	54,234
General and administrative	37,021	16,121
Total operating expenses	100,827	70,355
Loss from operations	(100,827)	(70,355)
Other income (expense):
Amortization of financing costs	(88)	(59)
Interest income, net	15,020	1,589
Realized loss on investments, net	—	(42)
Foreign exchange gain	—	—
Total other income, net	14,932	1,488
Net loss	(85,895)	(68,867)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities	742	(295)
Foreign currency translation loss	(29)	(258)
Comprehensive loss	$(85,182)	$(69,420)
Basic and diluted net loss per share	$(0.91)	$(0.90)
Weighted-average shares used to compute basic and diluted net loss per share	94,347	76,834

Viking Therapeutics, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$55,516	$36,632
Short-term investments – available-for-sale	306,563	118,853
Prepaid clinical trial and preclinical study costs	2,624	8,144
Prepaid expenses and other current assets	2,522	3,411
Total current assets	367,225	167,040
Right-of-use assets	1,126	1,418
Deferred financing costs	106	38
Deposits	33	33
Total assets	$368,490	$168,529
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,512	$8,529
Other accrued liabilities	11,299	13,114
Lease liability, current	324	304
Total current liabilities	19,135	21,947
Lease liability, net of current portion	936	1,260
Total long-term liabilities	936	1,260
Total liabilities	20,071	23,207
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at December 31, 2023 and 2022; no shares issued and outstanding at December 31, 2023 and 2022	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at December 31, 2023 and 2022; 100,113,770 shares issued and outstanding at December 31, 2023 and 78,257,258 shares issued and outstanding at December 31, 2022	1	1
Treasury stock at cost, 2,193,251 shares at December 31, 2023 and 2022	(6,795)	(6,795)
Additional paid-in capital	733,546	445,267
Accumulated deficit	(377,944)	(292,049)
Accumulated other comprehensive loss	(389)	(1,102)
Total stockholders’ equity	348,419	145,322
Total liabilities and stockholders’ equity	$368,490	$168,529

Contacts:

Viking Therapeutics

Greg Zante

Chief Financial Officer

858-704-4672

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com